PAGE





EXHIBIT 23







                     Consent of Independent Auditors





The Board of Directors
Selective Insurance Group, Inc.



We consent to incorporation by reference in the registration statements (No.'s 333-10477, 33-22450, 33-36368, 333-37501 and 333-10465) on Form S-8,
and the registration statements (No.'s 2-80881 and 33-30833) on Form S-3 of Selective Insurance Group, Inc. and its subsidiaries of our reports dated February 2, 1999, relating to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which reports appear in the December 31, 1998 annual report on Form 10-K of Selective Insurance Group, Inc. and its subsidiaries.


/S/ KPMG LLP

March 31, 1999
New York, New York